Exhibit 10.4

ASSET PURCHASE AGREEMENT

by and between

MERITOR HEAVY VEHICLE SYSTEMS, LLC

and

SYPRIS SOLUTIONS, INC.

Dated as of July 9, 2015

ii

SCHEDULES

Schedule 2.1(a)	-	Excluded Assets
Schedule 2.1(c)	-	Business Intellectual Property
Schedule 2.1(f)	-	USM Purchase Orders
Schedule 2.1(g)	-	Business Contracts
Schedule 2.1(h)	-	Permits
Schedule 4.1(c)(i)	-	Inventory Matters
Schedule 6.5(a)	-	Patents
Schedule 6.5(b)	-	IP Contracts
Schedule 6.5(c)	-	Intellectual Property Matters
Schedule 6.6(a)	-	Title to Assets
Schedule 6.6(e)	-	Material Facility Services Contracts
Schedule 6.6(j)	-	Condition of Machinery and Equipment
Schedule 6.7	-	Litigation
Schedule 6.8	-	Environmental Matters
Schedule 6.9	-	Seller Governmental Approvals
Schedule 6.10	-	Compliance with Applicable Law
Schedule 6.11(b)	-	Employee Benefit Plans
Schedule 6.11(c)	-	Employment Related Arrangements
Schedule 6.11(d)	-	Employee Information
Schedule 6.12	-	Sufficiency of Assets
Schedule 6.13(a)	-	Material Adverse Effect
Schedule 6.13(b)	-	Ordinary Course Matters
Schedule 6.14	-	Contract Matters
Schedule 7.4	-	Buyer Governmental Approvals
Schedule 8.5(a)	-	Continued Employees
Schedule 8.5(b)	-	Certain Employees
Schedule 8.9	-	Vendor Payments

EXHIBITS

Exhibit A	Definitions
Exhibit B-1	Form of Access Agreement
Exhibit B-2	Form of Accommodation Agreement
Exhibit C	Form of Lease
Exhibit D	Form of Transition Agreement
Exhibit E	Certain Provisions of Morganton Facility Purchase Agreement

 iii

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT dated as of July 9, 2015 by and between MERITOR HEAVY VEHICLE SYSTEMS, LLC, a Delaware limited liability company ("Buyer"), and SYPRIS SOLUTIONS, INC., a Delaware corporation ("Seller").

W I T N E S S E T H :

WHEREAS, Seller desires to sell and cause to be sold, and Buyer desires to purchase, the Assets (as defined herein), and Seller desires to transfer and cause to be transferred, and Buyer desires to assume, the Assumed Liabilities (as defined herein), all pursuant to the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements hereinafter contained, the parties agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A.

ARTICLE II

SALE AND PURCHASE OF ASSETS

Section 2.1.     Sale and Purchase of Assets. Subject to the terms and conditions set forth herein and in reliance upon the representations and warranties contained herein, at the Closing, for the consideration specified in Section 4.1, Seller will sell, assign, convey, transfer and deliver, and cause the Seller Subsidiaries to sell, assign, convey, transfer and deliver, to Buyer, and Buyer will purchase and acquire from Seller and the Seller Subsidiaries, all of Seller's and the Seller Subsidiaries' right, title and interest in and to the following, in each case free and clear of any Liens, other than Permitted Liens, as the same shall exist on the Closing Date:

(a)     all machinery, equipment, tooling, furniture and fixtures, plant and office equipment, repair parts, repair stock, tools and other personal property located at the Morganton Facility (or located at another facility of Seller, a Seller Subsidiary or a supplier of Seller or any Seller Subsidiary) that are owned by or, to the extent assignable (after both parties have complied with their obligations under Section 2.2 to facilitate such assignment), leased, consigned, loaned or bailed to Seller or a Seller Subsidiary and that are used in the Business, excluding those set forth on Schedule 2.1(a) (the "Excluded Assets"), together with any rights, claims and interests arising out of maintenance or service contracts relating thereto or the breach of any express or implied warranty by the manufacturers or sellers of any such assets or any component part thereof; provided, however, that the parties acknowledge that the Excluded Assets list may be incomplete or inaccurate, and the parties agree to work together cooperatively and in good faith for the thirty (30) days after the Closing, to correct such list to add to such list any machinery, equipment, tooling, furniture and fixtures, plant and office equipment, repair parts, repair stock, tools, gauges and related inspection equipment, overhead equipment material handling equipment and other personal property that is exclusively related to the Excluded Business and to remove from such list any such items that are not exclusively related to the Excluded Business.

(b)     all computer hardware and software located at the Morganton Facility that is owned by Seller and used by the Business;

(c)     all Patents and Other Intellectual Property, owned by or, to the extent assignable (after both parties have complied with their obligations under Section 2.2 to facilitate such assignment), licensed to Seller or any Seller Subsidiary, that are used in, or necessary for the continued operation of, the Business (excluding only those software licenses listed in item 16 of Schedule A to the Transition Agreement (other than the software licenses listed in item 15 of Schedule A to the Transition Agreement which are contemplated to be transferred to Buyer)) (the "Business Intellectual Property"), including those set forth on Schedule 2.1(c);

(d)     all raw material inventory, work-in progress inventory and finished goods inventory (including all such inventories that are held by third parties) that directly relate to products of the Business manufactured for Buyer, Sisamex or USM, or any of their respective Affiliates (the "Business-Related Inventory"), which Business-Related Inventory shall be calculated in accordance with Schedule 4.1(c)(i) for purposes of identifying the usable and non-obsolete inventory acquired by Buyer. Any inventory falling into the categories called excess, obsolete or scrap on Schedule 4.1(c)(i) which is not included in the Business-Related Inventory calculation will be retained by Seller (and Seller agrees that any such excluded inventory for Buyer or Sisamex will be scrapped by Seller);

(e)     all accounts receivable that directly relate to the products of the Business manufactured for Buyer, Sisamex or USM, or any of their respective Affiliates (the "Business-Related Accounts Receivable");

(f)     the purchase orders with USM set forth on Schedule 2.1(f) (the "USM Purchase Orders");

(g)     all assignable (after both parties have complied with their obligations under Section 2.2 to facilitate such assignment) rights under licenses or other agreements that are necessary for the continued operation of the Business (excluding only those software licenses listed in item 16 of Schedule A to the Transition Agreement (other than the software licenses listed in item 15 of Schedule A to the Transition Agreement which are contemplated to be transferred to Buyer)), including those referenced in Section 2.1(c) and those set forth on Schedule 2.1(g) (the "Business Contracts"); provided, however, that the parties acknowledge such rights shall not be deemed "necessary" to the extent that practical alternative sources of supply are reasonably available on a timely basis under the circumstances (it being understood that nothing herein will limit Buyer’s rights under the Transition Agreement);

(h)     all rights under Permits (to the extent transferable) that relate to the Business, including those set forth in Schedule 2.1(h);

(i)     except to the extent based upon, arising out of, relating to or caused by any Excluded Asset or Excluded Liability (or otherwise subject to indemnification by Seller or Seller Subsidiaries or their Affiliates) and then solely to the extent that Seller is not fulfilling any of its indemnification obligations with respect thereto, those causes of action, claims, rights under express or implied warranties, guarantees, indemnities and similar rights in favor of Seller and/or any Seller Subsidiary, rights of recovery, rights of set-off, rights of subrogation and all other rights and demands of any nature available to Seller and/or any Seller Subsidiary to the extent related to the Assets or the Business;

(j)     the benefits of coverage provided by insurance policies of Seller and the Seller Subsidiaries (with respect to the Business or the Assets) in respect of matters occurring on or prior to the Closing Date to the extent set forth in Section 8.7; and

(k)     all books and records that are reasonably required to operate the Business and other books and records as may be mutually agreed by the parties acting reasonably and in good faith.

The assets, properties and rights of Seller and the Seller Subsidiaries to be sold, assigned, conveyed, transferred and delivered to Buyer pursuant to this Agreement are herein collectively referred to as the "Assets".

Section 2.2.     Non-Assignable Contracts and Permits. Anything contained herein to the contrary notwithstanding, this Agreement will not constitute an assignment, an attempted assignment or an agreement to assign any Contract (or rights thereunder) or Permit (or rights thereunder) if an assignment or attempted assignment of the same without the Consent of any other party or parties thereto would constitute a breach thereof or in any way impair the rights of Seller, any Seller Subsidiary or Buyer thereunder. If any such Consent is not obtained or if an attempted assignment would be ineffective or would impair Seller's, any Seller Subsidiary's or Buyer's rights under any such Contract or Permit so that Buyer would not receive all such rights, then Seller will, and will cause each Seller Subsidiary to, and Buyer will use its commercially reasonable efforts to cause the full benefits of any such Contract (or rights thereunder) or Permit (or rights thereunder) to be provided to Buyer in the most cost-effective and practical manner available under the circumstances. In addition, Seller will, and will cause each Seller Subsidiary to, take such other actions (at Seller's reasonable expense) as may reasonably be requested by Buyer in order to place Buyer, insofar as reasonably possible, in the same position as if such Contract (or rights thereunder) or Permit (or rights thereunder) had been transferred as contemplated hereby and so that all the benefits relating thereto shall inure to Buyer. Notwithstanding the foregoing, if any such Consent is not obtained prior to the Closing, Seller will continue to use and will cause each Seller Subsidiary to continue to use, and Buyer will use, its commercially reasonable efforts (at Seller's reasonable expense) to obtain all such Consents (and, if and when such Consents are obtained, the transfer of the applicable Contract (or rights thereunder) or Permit (or rights thereunder) will be effected in accordance with the terms of this Agreement). The parties agree that if such Consents relate to Contracts that are necessary for the continued operation of the machinery and equipment at the Morganton Facility or Permits that are necessary for the continued operation of the plant, machinery and equipment at the Morganton Facility, Seller shall be responsible for all expenses incurred in obtaining such Consent pursuant to this Section 2.2. The parties further agree that if such Consents relate to other Contracts or Permits not covered by the immediately preceding sentence, Seller will be responsible for all expenses incurred in obtaining such Consents pursuant to this Section 2.2 up to an aggregate amount of $20,000 and, if Buyer determines to incur such expenses, Seller and Buyer will share equally such expenses in excess of $20,000.

ARTICLE III

ASSUMPTION OF LIABILITIES

Section 3.1.     Assumed Liabilities. Subject to the terms and conditions set forth herein, and in reliance upon the representations and warranties contained herein, at the Closing, in consideration for the sale, assignment, conveyance, transfer and delivery of the Assets to Buyer, Buyer will assume and undertake to pay, perform and discharge, in accordance with the terms thereof, only the following Liabilities of Seller and the Seller Subsidiaries (the "Assumed Liabilities"):

(a)      accounts payable balances of Seller and the Seller Subsidiaries with suppliers, both direct and indirect, exclusively related to the Business, but only to the extent and in the amounts provided for on the Final Closing Statement; and

(b)     express contractual performance obligations arising after the Effective Time of Seller and the Seller Subsidiaries arising under USM Purchase Orders that constitute Assets, and Business Contracts listed on Schedule 2.1(g) that constitute Assets and have been assigned to Buyer pursuant to Section 2.1(g), and Permits listed on Schedule 2.1(h) that constitute Assets and have been assigned to Buyer pursuant to Section 2.1(h); provided that, for the avoidance of doubt, the Assumed Liabilities will not include any Liabilities based upon, arising out of, related to or otherwise in connection with any tort, breach or violation of or noncompliance with or relating to any USM Purchase Order, any such Business Contract or any such Permit occurring or existing on or prior to the Closing Date, whether asserted prior to, on or after the Closing Date.

Buyer will assume no other Liabilities whatsoever.

Section 3.2.     Retained Liabilities. Except as otherwise expressly provided for herein, neither Buyer nor any Affiliate of Buyer will assume or undertake to pay, perform or discharge and none thereof will be liable for, and Seller, the Seller Subsidiaries and their Affiliates will remain liable for and pay, perform and discharge when due, all Liabilities of Seller, the Seller Subsidiaries and their respective Affiliates not constituting Assumed Liabilities.

ARTICLE IV

PURCHASE PRICE

Section 4.1.     Purchase Price.

(a)     Closing Payment. Subject to the terms and conditions set forth herein, in consideration for the sale, assignment, conveyance, transfer and delivery of the Assets, Buyer will, at the Closing (i) pay to Seller, by wire transfer of immediately available U.S. Dollars to a bank account designated by Seller, an amount equal to (A) $10,500,000, plus  (B) the aggregate amount of the Business-Related Accounts Receivable and the Business-Related Inventory set forth on the Estimated Closing Statement, minus (C) the aggregate amount of the Assumed Liabilities set forth on the Estimated Closing Statement (the "Purchase Price"), and (ii) assume the Assumed Liabilities.

(b)     Estimated Closing Statement. At the Closing, Seller shall deliver to Buyer a statement (the "Estimated Closing Statement") setting forth the aggregate amount of (i) the Business-Related Accounts Receivable; (ii) the Business-Related Inventory; and (iii) the Assumed Liabilities, in each case together with a breakdown thereof.

(c)     Closing Statement.

(i)     Within 90 days after the Closing Date, Buyer will prepare and deliver to Seller a statement (the "Closing Statement") setting forth the aggregate amount of (i) the Business-Related Accounts Receivable, the Business-Related Inventory and Assumed Liabilities, in each case as of the close of business on the Closing Date. The amounts set forth on the Closing Statement will be determined in accordance with GAAP utilizing the same accounting methods, practices, policies, procedures, classifications, judgments, estimation methodologies and standards as utilized by Seller in the preparation of its audited consolidated financial statements for the year ended December 31, 2014, except that Business-Related Inventory shall be calculated in accordance with Schedule 4.1(c)(i) for purposes of identifying the usable and non-obsolete inventory acquired by Buyer. The date on which the Statement is delivered to Seller is referred to herein as the "Delivery Date". Seller will cause its employees and the employees of its subsidiaries and Affiliates (including the Seller Subsidiaries) to assist Buyer and its Representatives in the preparation of the Closing Statement, provided such assistance will not interfere with the normal work duties of such employees. Seller will cause Buyer and Buyer's Representatives to be provided with access at all reasonable times, following reasonable notice, to the personnel, properties, books and records of Seller and its subsidiaries and Affiliates (including the Seller Subsidiaries) to the extent required for such purposes.

(ii)     The Closing Statement will be deemed to be the final, binding and conclusive Closing Statement (the "Final Closing Statement") for all purposes on the 60th day after the Delivery Date unless Seller delivers to Buyer written notice of its disagreement (a "Notice of Disagreement") prior to such date specifying in reasonable detail the nature of Seller's objections to the Closing Statement. Seller hereby waives the right to assert any objection to the Closing Statement that is not asserted in a Notice of Disagreement delivered to Buyer within 60 days after the Delivery Date. If a Notice of Disagreement is delivered to Buyer within such 60 day period, then the Closing Statement (as adjusted, if necessary) will be deemed to be the Final Closing Statement for all purposes on the earlier of (x) the date Buyer and Seller resolve in writing all differences they have with respect to the Closing Statement or (y) the date the disputed matters are resolved in writing by the Arbitrator. In the event that disputed matters are resolved by the Arbitrator (as set forth below in accordance with the terms hereof), the Final Closing Statement will consist of the applicable amounts from the Closing Statement (or amounts otherwise agreed to in writing by Buyer and Seller) as to items that have not been submitted for resolution to the Arbitrator, and the amounts determined by the Arbitrator as to items that were submitted for resolution by the Arbitrator.

(iii)     During the 30 day period following the delivery of a Notice of Disagreement, Buyer and Seller will seek in good faith to resolve any differences they may have with respect to matters specified in the Notice of Disagreement. If, at the end of such 30 day period, Buyer and Seller have not reached agreement, they will jointly engage a mutually acceptable arbitrator who shall be a member of a recognized accounting firm and shall be independent and impartial (the "Arbitrator") to resolve the matters which remain in dispute with respect to the Closing Statement by arbitration in accordance with the procedures set forth in this Section 4.1(c). In the event Buyer and Seller are unable to agree on the Arbitrator within 7 days after the end of such 30 day period, the parties agree the Arbitrator shall be appointed through the American Arbitration Association’s List and Appointment service. In connection with such engagement of the Arbitrator, each of Buyer and Seller agrees to execute, if requested by the Arbitrator, a reasonable engagement letter including customary indemnities. Promptly after such engagement of the Arbitrator, Buyer or Seller will provide the Arbitrator with a copy of this Agreement, the Closing Statement and the Notice of Disagreement. The Arbitrator will have the authority to request in writing such additional written submissions from either Buyer or Seller as it deems appropriate, provided that a copy of any such submission will be provided to the other party at the same time as it is provided to the Arbitrator. Neither party will make (or permit any of its subsidiaries or Affiliates to make) any additional submission to the Arbitrator except pursuant to such a written request by the Arbitrator. Neither party will communicate (nor permit any of its subsidiaries or Affiliates to communicate) with the Arbitrator without providing the other party a reasonable opportunity to participate in such communication with the Arbitrator (other than with respect to written submissions in response to the written request of the Arbitrator, which shall be simultaneously provided to the other party). The Arbitrator will have 45 days to review the documents provided to it pursuant to this Section 4.1(c)(iii). Within such 45 day period, the Arbitrator will furnish simultaneously to both parties its written determination with respect to each of the adjustments in dispute submitted to it for resolution. The Arbitrator will resolve the differences regarding the Closing Statement based solely on the information provided to the Arbitrator by Buyer and Seller pursuant to the terms of this Agreement (and not independent review). The Arbitrator's authority will be limited to resolving disputes with respect to whether the Closing Statement was prepared in accordance with Section 4.1(c)(i) with respect to the individual items on the Closing Statement in dispute (it being understood that the Arbitrator will have no authority to make any adjustments to any financial statements or amounts other than amounts set forth in the Closing Statement that are in dispute). In resolving any disputed item, the Arbitrator may not assign a value to such item greater than the greatest value for such item asserted by either party or less than the smallest value for such item asserted by either party.

(iv)     The decision of the Arbitrator will be, for all purposes, conclusive, non appealable, final and binding upon Buyer and Seller. Such decision will be subject to specific performance pursuant to Section 10.15, and judgment may also be entered thereon as an arbitration award pursuant to the Federal Arbitration Act, 9 U.S.C. §§1-16, in any court of competent jurisdiction specified in Section 10.12. The fees of the Arbitrator will be borne by Buyer and Seller in the same proportion that the dollar amount of disputed items lost by a party bears to the total dollar amount in dispute resolved by the Arbitrator. Each party will bear the fees, costs and expenses of its own accountants and all of its other expenses in connection with matters contemplated by this Section 4.1(c).

(d)     Adjustment Amount.

(i)     Upon the Closing Statement being deemed the Final Closing Statement in accordance with Section 4.1(c), the Purchase Price will be adjusted, up or down, as follows:

(A)     if the Adjustment Amount is a positive number (such amount, the "Increase Amount"), the Purchase Price will be increased by the Increase Amount and such amount will be paid by Buyer to Seller within three business days after the date the Closing Statement is deemed the Final Closing Statement; and

(B)     if the Adjustment Amount is a negative number (such amount, the "Decrease Amount"), the Purchase Price will be decreased by the Decrease Amount and such amount will be paid by Seller to Buyer within three business days after the date the Closing Statement is deemed the Final Closing Statement.

(ii)     The "Adjustment Amount", which may be positive or negative, shall mean (i) the aggregate amount of Business-Related Accounts Receivable set forth in the Final Closing Statement, minus the aggregate amount of Business-Related Accounts Receivable set forth in the Estimated Closing Statement, plus (ii) the aggregate amount of Business-Related Inventory set forth in the Final Closing Statement, minus the aggregate amount of Business-Related Inventory set forth in the Estimated Closing Statement, plus (iii) the aggregate amount of Assumed Liabilities set forth in the Estimated Closing Statement, minus the aggregate amount of Assumed Liabilities set forth in the Final Closing Statement.

(iii)     Any payment required under this Section 4.1(d) will be made by wire transfer of immediately available U.S. Dollars to a bank account designated by Buyer or Seller, as the case may be.

ARTICLE V

CLOSING

Section 5.1.     Closing. The closing of the purchase and sale of the Assets and the assumption of the Assumed Liabilities (the "Closing") will take place at the offices of Chadbourne & Parke LLP, 1301 Avenue of the Americas, New York, New York, at 10:00 a.m. local time, on the date hereof. The date of the Closing is referred to herein as the "Closing Date". The Closing will be deemed to be effective at the close of business on the Closing Date (the "Effective Time").

Section 5.2.     Closing Deliveries of Seller. At the Closing, Seller will deliver and cause to be delivered:

(a)     such bills of sale and instruments of assignment, conveyance and transfer as shall reasonably be requested by Buyer to effect or evidence the sale, assignment, conveyance, transfer and delivery of the Assets to Buyer;

(b)     each of the Ancillary Agreements, executed by Seller and/or the applicable Seller Subsidiary;

(c)     an amendment to the Subordinated Note and related documentation in a form mutually agreed up on by Seller and Buyer;

(d)     lien releases executed by PNC and Gill in a form acceptable to Buyer;

(e)     a waiver letter duly executed by PNC pursuant to which PNC waives any default under that certain Revolving Credit, Term and Loan and Security Agreement, dated as of May 12, 2011 (as amended), among Seller, certain of its affiliates and PNC, arising from the failure of the transactions contemplated by this Agreement to close on or before July 7, 2015; and

(f)     all other documents required to be delivered by Seller, each Seller Subsidiary and each of its and their Affiliates to Buyer at the Closing pursuant to this Agreement.

Section 5.3.     Closing Deliveries of Buyer. At the Closing, Buyer will deliver or cause to be delivered:

(a)     the Purchase Price pursuant to Section 4.1(a);

(b)     such instruments of assumption as shall reasonably be requested by Seller to effect or evidence the assumption by Buyer of the Assumed Liabilities;

(c)     each of the Ancillary Agreements, executed by Buyer;

(d)     an amendment to the Subordinated Note in a form mutually agreed upon by Seller and Buyer; and

(e)     all other documents required to be delivered by Buyer to Seller or any Seller Subsidiary at the Closing pursuant to this Agreement.

Section 5.4.     Transfer Taxes. All applicable sales and transfer Taxes (including Taxes, if any, imposed upon the transfer of real or personal property) and filing, recording, registration, stamp, documentary and other Taxes and fees that are payable in connection with this Agreement, the transactions contemplated by this Agreement or the documents giving effect to such transactions will be split equally between Seller and Buyer.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

Section 6.1.     Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Seller Subsidiary is a corporation or limited liability company duly organized or formed, validly existing and in good standing under the laws of the State of Delaware. Seller is the record or indirect beneficial owner of all of the issued and outstanding shares of capital stock or other equity interests of each of the Seller Subsidiaries. Each of Seller and each Seller Subsidiary has all requisite power and authority, corporate or otherwise, to own, lease and operate the Assets and to carry on the Business as presently conducted. Each of Seller and each Seller Subsidiary is duly qualified to transact business and in good standing as a foreign corporation in each jurisdiction in which the conduct or nature of its business as it relates to the Business or the ownership, leasing or holding of Assets by it makes such qualification necessary, except where the failure to be so qualified would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.2.     Authority. Each of Seller, the Seller Subsidiaries and their Affiliates has all requisite power and authority, corporate or otherwise, to execute and deliver each Transaction Document delivered or to be delivered by it and to perform all of its obligations hereunder and thereunder. The execution, delivery and performance by each of Seller, the Seller Subsidiaries and their Affiliates of each Transaction Document delivered or to be delivered by it and the consummation by each of Seller, the Seller Subsidiaries and their Affiliates of the Transaction has been duly authorized by all necessary and proper action on the part of Seller, such Seller Subsidiary or such Affiliate, as the case may be. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights in general and by general principles of equity. Each other Transaction Document to be delivered by each of Seller, the Seller Subsidiaries and their Affiliates will be duly executed and delivered by Seller, such Seller Subsidiary or such Affiliate and, when so executed and delivered, will constitute the legal, valid and binding obligation of Seller, such Seller Subsidiary or such Affiliate, as the case may be, enforceable against Seller, such Seller Subsidiary or such Affiliate, as the case may be, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights in general and by general principles of equity.

Section 6.3.     No Breach. None of the execution, delivery or performance by Seller, any Seller Subsidiary or any Affiliate of any thereof of any Transaction Document, or the consummation by Seller, the Seller Subsidiaries and its and their Affiliates of the Transaction, with or without the giving of notice or the lapse of time or both, does or will result in the creation of any Lien upon any of the Assets (except for Permitted Liens), or conflict with, or result in a breach or violation of or a default under, or give rise to a right of amendment, termination, cancellation or acceleration of any obligation or to a loss of a benefit under (i) the Certificate of Incorporation or By-laws (or similar governance document) of Seller, any Seller Subsidiary or any Affiliate of any thereof, (ii) any Contract of Seller, any Seller Subsidiary or any Affiliate of any thereof, (iii) any Law or Permit or other requirement to which Seller, any Seller Subsidiary or any Affiliate of any thereof or their respective properties or assets is subject, except, in the case of items (ii) and (iii) above only, for those which would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.4.     Taxes.

(a)     All federal, state, local and foreign Tax returns, reports, declarations, statements and other documents ("Tax Returns") required to be filed by or on behalf of Seller and each Seller Subsidiary or any predecessor corporation of any of them or any consolidated, combined, affiliated or unitary group of which Seller is or has been a member (together the "Seller Affiliated Group") with respect to (or which include) the Business or the Assets have been timely filed with the appropriate tax authorities or requests for extensions have been timely filed and any such extensions have been granted and have not expired. Each such Tax Return was complete and correct in all material respects.

(b)     All Taxes with respect to taxable periods or portions thereof covered by such Tax Returns and all other Taxes (without regard to whether a Tax Return was or is required) for which Seller and each Seller Subsidiary or any predecessor corporation of any thereof or any member of the Seller Affiliated Group is otherwise liable with respect to (or which relate to) the Business or the Assets is otherwise liable, that are due have been paid in full.

Section 6.5.     Proprietary Rights.

(a)     Set forth on Schedule 6.5(a) are all Patents owned by Seller or Seller Subsidiaries which constitute Business Intellectual Property and the entity that owns such Business Intellectual Property.

(b)     Except as set forth on Schedule 6.5(b), there are no Contracts of Seller, the Seller Subsidiaries or any of their Affiliates relating to the Business Intellectual Property, including the distribution or license of, or royalty payments with respect to, Business Intellectual Property, whether as licensor or licensee.

(c)     Except as set forth on Schedule 6.5(c):

(i)     Seller or a Seller Subsidiary owns all right, title and interest in and to all of the Seller-owned or Seller Subsidiary-owned Business Intellectual Property, free and clear of any Liens and free from any requirement of any past, present or future payments (other than maintenance and similar payments), charges or fees or conditions, rights or restrictions;

(ii)     no Business Intellectual Property or any service rendered by Seller, any Seller Subsidiary or any Affiliate of any thereof in respect of the Business, or any product, process or material developed, manufactured, produced or used by Seller, any Seller Subsidiary or any Affiliate of any thereof in respect of the Business, is alleged to infringe upon or, to Seller’s knowledge, infringes upon any Intellectual Property or other rights owned or held by any other Person;

(iii)     to Seller’s knowledge, there is no infringement or misappropriation of any Business Intellectual Property by any Person; and

(d)     Seller has taken and has caused each Seller Subsidiary to take reasonable steps (including reasonable measures to protect secrecy and confidentiality) to protect its right, title and interest in and to all Business Intellectual Property.

(e)     All employees of Seller, the Seller Subsidiaries or any Affiliate of any thereof who have access to confidential or proprietary information of Seller, the Seller Subsidiaries or any Affiliate of any thereof included in the Business Intellectual Property have a legal obligation of confidentiality to Seller, the Seller Subsidiaries or any Affiliate of any thereof with respect to such information.

(f)     The existing documentation relating to trade secrets and confidential business and technical information included in the Business Intellectual Property (excluding customer drawings and licensed software), together with the undocumented knowledge of the employees of the Business, is current and sufficient in all material respects to identify and explain such trade secrets and confidential business and technical information and to allow its proper use.

(g)     The Business Intellectual Property, together with any rights under Contracts covered by Section 2.2 but not yet assigned to Buyer, any services to be provided under the Transition Agreement, constitute all rights in Patents and Other Intellectual Property necessary to conduct in all material respects the Business in the manner as currently conducted and as it will be conducted through the Closing Date

Section 6.6.     Assets and Properties.

(a)     Except as set forth on Schedule 6.6(a), each of Seller and the Seller Subsidiaries has good, valid and marketable title to all of the Assets, free and clear of any Liens, other than Permitted Liens. The delivery by Seller or a Seller Subsidiary of the bills of sale and other instruments of assignment, conveyance and transfer pursuant to this Agreement will transfer to Buyer at the Closing good, valid and marketable title to the Assets, free and clear of all Liens, other than Permitted Liens.

(b)     Seller has good and marketable fee simple title to the Morganton Facility, free and clear of all Liens, other than Permitted Liens.

(c)     One or more of Seller or the Seller Subsidiaries (and no other Person) is in actual occupancy of the Morganton Facility and Seller and the Seller Subsidiaries enjoy peaceful and undisturbed possession thereof. There are no restrictions imposed by any Contract or by Law which preclude or restrict in any material respect the ability to use the Morganton Facility for the purposes for which it is currently being used. Except for the Lease Agreement, there are no other leases, tenancies or occupancy agreements affecting the Morganton Facility.

(d)     All improvements at the Morganton Facility were constructed in compliance in all material respects with all applicable Laws (including building, planning and zoning Laws) and Permits affecting the Morganton Facility (provided that the representation and warranty in this sentence is subject to Seller’s knowledge only to the extent such representation and warranty relates to the period prior to January 1, 2004). No improvements at the Morganton Facility and none of the current uses or conditions thereof violate in any material respect any applicable deed restrictions or other applicable covenants, restrictions, agreements, site plan approvals or variances or the certificate of occupancy for each of the improvements at the Morganton Facility. All improvements at the Morganton Facility are wholly within the boundaries of the real property covered by the deed relating thereto, and do not encroach upon the property of, or otherwise conflict in any material respect with the property rights of, any other Person.

(e)     Schedule 6.6(e) sets forth service Contracts of Seller and Seller Subsidiaries that are material to the manufacturing operations at the Morganton Facility ("Material Facility Services Contracts"). Seller and Seller Subsidiaries have not received or given notice of any cancellation or termination of any Material Facility Services Contract and Seller and Seller Subsidiaries are not in material default (other than for delayed payments noted on Schedule 6.6(e)) under any such Material Facility Services Contracts, nor has any other event occurred which, but for the giving of notice or passage of time would constitute an event of default under any of the Material Facility Services Contracts.

(f)     No assessment for public improvements has been made with respect to the Morganton Facility which remains unpaid including, but not limited to, assessments for construction of sewer or water lines or mains, streets, sidewalks or curbing. No notice or order by any Governmental Entity has been served upon Seller or any Seller Subsidiary which (i) requires the performance of any work or the making of any repairs or alterations on the premises of the Morganton Facility or in the streets bounding thereon or (ii) orders the installation, repair or alteration of any public improvements on or about the premises of the Morganton Facility or the streets bounding thereon which may or might create a lien on the premises of the Morganton Facility. The Morganton Facility is connected to public water and sewer lines in sufficient capacity to service the Morganton Facility for Buyer’s intended use. There are no outstanding charges or fees in connection with the use, installation, connection or tap-in to any utilities, public or private, serving the Morganton Facility.

(g)     Seller and Seller Subsidiaries have not received any notice of any condemnation proceedings or other proceeding in the nature of eminent domain with respect to the Morganton Facility and, to the knowledge of Seller, no such proceedings are threatened.

(h)     The structure (i.e., foundation, load-bearing and exterior walls and roof) of the Morganton Facility is in good condition and free from material defect. The currently used systems (i.e. the heating, ventilating, air conditioning, electrical, plumbing, sprinkling, security and telecommunication systems) at the Morganton Facility are in good and operable condition considering the age of such systems and are in material compliance with applicable building, fire and safety codes.

(i)     No notice has been received by Seller or any Seller Subsidiary from any insurance company providing insurance coverage for the Morganton Facility that policies insuring the Morganton Facility will not be renewed. No notice has been received by Seller or any Seller Subsidiary from, or issued by, any insurance company which has issued a policy with respect to the Morganton Facility or from any board of fire underwriters (or any other body exercising similar functions) claiming any defects or deficiencies or requiring the performance of any repairs, alterations or other work. No notice has been received in the last two years to the effect that any portion of the Morganton Facility has been subjected to material damage by fire or other casualty which material damage is unrepaired as of the date hereof.

(j)     Except as set forth on Schedule 6.6(j), to Seller’s knowledge, the machinery, equipment and other items of tangible personal property included in the Assets are structurally sound, are in good operating condition and repair considering the age of such equipment, and are adequate for the uses to which they are being put, and none of such machinery, equipment and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are consistent with past practice.

Section 6.7.     Litigation. Except as set forth on Schedule 6.7, (i) no judgment, ruling, order, writ, decree, stipulation, injunction or determination by or with any arbitrator, court or other Governmental Entity to which Seller, a Seller Subsidiary or any Affiliate of any thereof is party or by which Seller, a Seller Subsidiary or any Affiliate of any thereof or any assets of any thereof is bound, and which relates to or affects the Business (or the operation thereof), the Assets, the Morganton Facility, the Assumed Liabilities, any Transaction Document or the Transaction is in effect and (ii) none of Seller, the Seller Subsidiaries or any Affiliate thereof is party to or engaged in or, to the knowledge of Seller, threatened with any Action which relates to or affects the Business (or the operation thereof), the Assets, the Morganton Facility, the Assumed Liabilities, any Transaction Document or the Transaction, and, to the knowledge of Seller, no event has occurred and no condition exists which could reasonably be expected to result in any such Action.

Section 6.8.     Environmental Matters.

(a)     Except as disclosed on Schedule 6.8, the Morganton Facility has not been used at any time: (i) as a site for the storage, except as authorized under applicable Environmental Laws, or disposal of any Hazardous Material or (ii) so as to cause a material violation of or to give rise to a material removal, restoration or reimbursement Liability under any Environmental Law (provided that the representations and warranties in this sentence are subject to Seller’s knowledge, but only to the extent such representations and warranties relate to such events or conditions as existed or occurred during the period prior to January 1, 2004, including any continuing event or condition related thereto after such date). Except as set forth on Schedule 6.8, (A) none of Seller, any Seller Subsidiary or any Affiliate thereof has any material Environmental Liability whether directly or pursuant to any Contract, including with respect to or as a result of the presence, discharge, generation, treatment, storage, handling, removal, disposal, transportation, Release or threatened Release of any Hazardous Material at, onto or from the Morganton Facility, (B) each of Seller, the Seller Subsidiaries and their Affiliates and the Morganton Facility has complied and remains in compliance in all material respects with all Environmental Laws related to or affecting the Business, the Assets or the Morganton Facility, including in connection with the acquisition, storage, handling, transportation, processing, use or disposal of any goods or materials, whether as raw materials, work in process, finished goods or otherwise, and (C) Seller, the Seller Subsidiaries and their respective Affiliates are not aware of any facts, conditions or circumstances which could reasonably be expected to result in material additional costs of compliance or other Environmental Liabilities related to or affecting the Business, the Assets or the Morganton Facility in the future (provided that the representations and warranties in this sentence are subject to Seller’s knowledge, but only to the extent such representations and warranties relate to such events or conditions as existed or occurred during the period prior to January 1, 2004, including any continuing event or condition related thereto after such date). Except as disclosed on Schedule 6.8, to Seller’s knowledge, no underground tanks, asbestos containing materials or polychlorinated biphenyls are, or have at any time been, present at the Morganton Facility. No environmental assessment reports with respect to the Morganton Facility are in the possession or control of Seller, any Seller Subsidiary or any of their respective Affiliates that have not been made available to Buyer.

(b)     None of the products of the Business manufactured by or on behalf of Seller or any Seller Subsidiary, including all such products manufactured pursuant to Contracts with Seller or any Seller Subsidiary, are manufactured with or contain any ozone depleting substance regulated pursuant to Section 611 of the Federal Clean Air Act and/or pursuant to any other Environmental Laws, and no such products are required to be labeled as having been manufactured with or containing a controlled substance pursuant to such Laws.

Section 6.9.     Governmental Approvals. Except as set forth on Schedule 6.9, no material Consent or order of, with or to any Governmental Entity is required to be obtained or made by or with respect to Seller, any Seller Subsidiary or any Affiliate of any thereof in connection with the execution, delivery and performance by Seller, the Seller Subsidiary or any Affiliate of any thereof of any Transaction Document or any consummation by Seller, any Seller Subsidiary and any Affiliate of any thereof of the Transaction.

Section 6.10.     Compliance With Applicable Law.

(a)     Except as set forth on Schedule 6.10, (i) each of Seller and each Seller Subsidiary is in compliance in all material respects with all Laws applicable to the Business, the Assets and the Morganton Facility (including housing, zoning, building, safety and fire codes), (ii) no claims or complaints from any Governmental Entities or other Persons have been asserted or received by Seller, any Seller Subsidiary or any Affiliate of any thereof within the past three years related to or affecting the Business, the Assets or the Morganton Facility and, to the knowledge of Seller, no claims or complaints are threatened, alleging that Seller, any Seller Subsidiary or any Affiliate of any thereof is in violation in any material respect of any Laws or Permits applicable to the Business, the Assets or the Morganton Facility, and (iii) to the knowledge of Seller, no investigation, inquiry, or review by any Governmental Entity with respect to the Business, the Assets or the Morganton Facility is pending or threatened, nor has any Governmental Entity indicated to Seller, any Seller Subsidiary or any Affiliate of any thereof an intention to conduct any such investigation, inquiry or review.

(b)     All Permits necessary for the operation of the Morganton Facility in accordance with its present use have been duly obtained and are in full force and effect.

(c)     None of Seller, any Seller Subsidiary or any Affiliate of any thereof, with respect to the Business, nor any director, officer, agent, employee or other Person associated with or acting on behalf of Seller, any Seller Subsidiary or any Affiliate of any thereof, with respect to the Business, has, directly or indirectly, used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to any Governmental Entity or governmental, administrative or regulatory official or employee or to any political party or campaign from corporate funds or made any bribe, unrecorded rebate, payoff, influence payment, kickback or other unlawful payment.

Section 6.11.     Employees Matters.

(a)     None of Seller, the Seller Subsidiaries nor any ERISA Affiliate is a party to any Contract regarding collective bargaining or other Contract with or to any labor union or association representing any employee engaged in the Business, nor does any labor union or collective bargaining agent represent any employee engaged in the Business. No Contract regarding collective bargaining has been requested by, or is under discussion between management of Seller, any Seller Subsidiary or any ERISA Affiliate (or any management group or association of which Seller, any Seller Subsidiary or any ERISA Affiliate is a member or otherwise a participant) and, any group of employees engaged in the Business or others, nor are there any representation proceedings or petitions seeking a representation proceeding presently pending against Seller, any Seller Subsidiary or any ERISA Affiliate with the National Labor Relations Board or any labor relations tribunal related to the Business, nor are there any other current activities, to the knowledge of Seller, to organize any employees engaged in the Business into a collective bargaining unit. There is no unfair labor practice charge or complaint pending or, to the knowledge of Seller, threatened that is related to the Business. During the past five years, there has not been any labor strike, material slow-down, material work stoppage, arbitration, material grievances or other material work-related dispute involving Seller, any Seller Subsidiary or any ERISA Affiliate with respect to the Business or otherwise related to the Business, and no such dispute (whether or not material) is now pending or, to the knowledge of Seller, threatened against Seller, any Seller Subsidiary or any ERISA Affiliate or the Business.

(b)     Schedule 6.11(b) sets forth a complete and accurate list of each pension, retirement, savings, profit sharing, cash balance, money purchase, deferred compensation, medical, vision, dental, hospitalization, prescription drug and other health plan, cafeteria, flexible benefits, short-term and long-term disability, accident and life insurance plan, bonus, stock option, stock purchase, stock appreciation, phantom stock, restricted stock, stock appreciation rights, incentive and special compensation and other plan and each other employee benefit plan, program or Contract, whether or not subject to ERISA, which is related to the Business and to which Seller, any Seller Subsidiary or any ERISA Affiliate contributes or is required to contribute, or which Seller, any Seller Subsidiary or any ERISA Affiliate sponsors, maintains, administers or participates in, and which is applicable to employees or categories of employees engaged in the Business (hereinafter referred to collectively as the "Plans").

(c)     Schedule 6.11(c) sets forth, in all material respects, a complete and accurate list of each employment, termination, retention, severance, termination or change of control agreement, Contract and policy (whether written or oral) with or for the benefit of, or otherwise related to, any employees engaged in the Business. All such Contracts and policies are valid and enforceable, and none of Seller, any Seller Subsidiary or any ERISA Affiliate of any thereof nor, to the knowledge of Seller, any employee is in default in any material respect under any thereof. Except as separately set forth on Schedule 6.11(c), none of the execution, delivery and performance of any Transaction Document or the consummation of the Transaction will result in any obligation to pay any employees engaged in the Business severance pay or termination, retention or other benefits.

(d)     Schedule 6.11(d) contains a complete and accurate list of the following information (as of July 9, 2015) for each employee engaged in the Business, including each employee on leave of absence, layoff or disability status: job title; current base salary, commission or hourly rate and bonus eligibility paid or payable and any change in compensation since December 31, 2014; vacation accrued; job location, classification (full or part time and exempt or non-exempt), leave status and service credited for purposes of vesting and eligibility to participate under any Plans.

(e)     Seller, any Seller Subsidiary and each ERISA Affiliate is in compliance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and similar state laws.

(f)     None of the Plans is subject to Title IV of ERISA or Section 412 of the Code and none of Seller, any Seller Subsidiary or any ERISA Affiliate has during any time in the six-year period immediately preceding the Closing Date contributed to, approved, maintained or administered any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA which is or was subject to Title IV of ERISA or Section 412 of the Code and which is applicable to employees or categories of employees related to the Business. Within the six-year period immediately preceding the Closing Date, no ERISA Event has occurred with respect to any Plan and no ERISA Event is reasonably expected to occur with respect to any Plan. All contributions and premium payments in respect of any Plan have been timely and no contributions or premium payments are past due and owing. Each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS with respect thereto and with respect to all amendments for which the remedial amendment period has expired and no circumstances or event has occurred which is reasonably expected to jeopardize the qualified status of such Plan. Within the six-year period immediately preceding the Closing Date, there have been no inquiries, audits or investigations (whether written or oral) from the IRS, Department of Labor or Pension Benefit Guaranty Corporation or any other Governmental Entity with respect to any Plan.

(g)     None of Seller, any Seller Subsidiary or any ERISA Affiliate of any thereof is required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) which is applicable to employees or categories of employees related to the Business.

Section 6.12.     Sufficiency of Assets. The Assets, together with Buyer's rights under the Lease Agreement and the Transition Agreement (and any rights under Contracts covered by Section 2.2 but not yet assigned to Buyer) constitute and will constitute on the Closing Date, (a) all of the material assets and rights that are used in the operation of the Business as it is being conducted as of the date hereof and as it will be conducted through the Closing Date and (b) all the property, real and personal, tangible and intangible, reasonably necessary for the conduct of the Business following the Effective Time as it is being conducted as of the date hereof and as it will be conducted through the Effective Time. Except as set forth on Schedule 6.12, no Affiliates of Seller own or has ever owned any assets, properties or rights related to the trailer beam business of the Morganton Facility or is engaged in or has ever engaged in such business.

Section 6.13.     Absence of Material Adverse Effect and Certain Changes or Events.

(a)     Except as set forth on Schedule 6.13(a), no conditions, circumstances or state of facts exist, and since December 31, 2014 there have not been any events, occurrences, changes, developments or circumstances, which would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)     Except as set forth on Schedule 6.13(b), without limiting the generality of the foregoing, from and after December 31, 2014, Seller and the Seller Subsidiaries have caused the Business to be conducted only in the ordinary course of business consistent with past practices. Since December 17, 2014, neither Seller nor any Seller Subsidiary has removed any assets listed in the Appraisal Report from the Morganton Facility.

Section 6.14.     Contracts. Except as set forth on Schedule 6.14:

(a)     The USM Purchase Orders constitute all of the Contracts of Seller or any Seller Subsidiary with USM or any of its Affiliates with respect to the Business.

(b)     Each USM Purchase Order and Business Contract is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms.

(c)     Seller, a Seller Subsidiary or an Affiliate of any thereof (and to the knowledge of Seller, the other party or parties thereto), have performed in all material respects all obligations required to be performed by them under each USM Purchase Order and Business Contract and are not in default under any USM Purchase Order or Business Contract. Seller has heretofore delivered to Buyer true and complete copies of all USM Purchase Orders and Business Contracts.

(d)     None of the execution, delivery or performance of any Transaction Document or consummation of the Transaction will, under the terms, conditions or provisions of any USM Purchase Order, any assignable Business Contract or any Business Contract listed on Schedule 2.1(g) (A) require any Consent of, with or to any Person, (B) result in any increase in any payment or change in any term, (C) give rise to any right of amendment, termination, cancellation or acceleration of any right or obligation or to a loss of benefit or (D) grant any repayment or repurchase rights to any Person. (Seller will undertake to provide a comprehensive list of the non-assignable Business Contracts to Buyer within three days after the Closing.)

(e)     There are no pending, or to the knowledge of Seller, threatened claims by USM, any customer of USM or any Governmental Authority relating to any USM Purchase Order or any products produced by Seller or any Seller Subsidiary or any Affiliate thereof relating to the Business, including products produced under any USM Purchase Order and, to the knowledge of Seller, no event has occurred and no condition exists, which could reasonably be expected to result in any such claim.

Section 6.15.     Financial Information.

(a)     The books and records of Seller and its Subsidiaries as they relate to the Assets and the Assumed Liabilities, and financial balance sheet information relating thereto, have been maintained and prepared in accordance with GAAP in a manner consistent with the audited consolidated financial statements of Seller and its Subsidiaries as of and for the twelve month period ending December 31, 2014, excluding footnote disclosures or other aspects of GAAP which have not been routinely applied at the Asset or Assumed Liability level.

(b)     All of the Business-Related Accounts Receivable (other than those due from Buyer) arose from bona fide sales and deliveries of goods or performance of services in the ordinary course of business. All such receivables are currently due and payable and not subject to any performance obligations by Seller, any Seller Subsidiary or any Affiliate of any thereof prior to collection. All such receivables have been adequately reserved in the financial statements of Seller in accordance with GAAP, excluding footnote disclosures or other aspects of GAAP which have not been routinely applied at the accounts receivables level. There are no known or anticipated material impairments related to any such receivables, and, to Seller’s knowledge, there is no dispute with respect to the amount or validity of any such receivables.

(c)     The items of Business-Related Inventory are good and, in the case of finished goods inventory, saleable in the ordinary course of business at prevailing prices, except for inventory that a customer (other than Buyer) has indicated, directly or indirectly, it does not intend to purchase. All items of Business-Related Inventory have been procured and produced for sale in the ordinary course of business and consistent with anticipated requirements as of the time commitments were made, and the volume of production or purchases thereof and of orders therefor have not been materially reduced or increased in anticipation of the transactions contemplated by this Agreement.

Section 6.16.     No Brokers. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or any of its Affiliates who is or might be entitled to any fee, commission or payment in connection with the negotiation, preparation, execution or delivery of this Agreement or the consummation of the Transaction.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 7.1.     Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

Section 7.2.     Authority. Buyer has all requisite power and authority, limited liability company or otherwise, to execute and deliver each Transaction Document delivered or to be delivered by Buyer and to perform all of its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of each Transaction Document delivered or to be delivered by Buyer and the consummation by Buyer of the Transaction have been or will be duly authorized by all necessary and proper action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights in general and by general principles of equity. Each other Transaction Document to be delivered by Buyer will be duly executed and delivered by Buyer and, when so executed and delivered, will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights in general and by general principles of equity.

Section 7.3.     No Breach. None of the execution, delivery or performance by Buyer of any Transaction Document or the consummation by Buyer of the Transaction does or will, with or without the giving of notice or the lapse of time or both, conflict with, or result in a breach or violation of or a default under, or give rise to a right of amendment, termination, cancellation or acceleration of any right or obligation or to a loss of a benefit under (a) the Certificate of Formation or limited liability company agreement of Buyer, (b) any Contract of Buyer or (c) any Law or Permit or other requirement to which Buyer or its properties or assets is subject, except, in the case of items (b) and (c) above only, for those which would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the Transaction.

Section 7.4.     Governmental Approvals. Except as set forth on Schedule 7.4, no material Consent or order of, with or to any Governmental Entity is required to be obtained or made by or with respect to Buyer in connection with the execution, delivery and performance by Buyer of any Transaction Documents or the consummation by Buyer of the Transactions.

Section 7.5.     No Brokers. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who is or might be entitled to any fee, commission or payment in connection with the negotiation, preparation, execution or delivery of this Agreement or the consummation of the Transaction.

ARTICLE VIII

COVENANTS

Section 8.1.     Covenants of Seller.

(a)     Books and Records. Seller will not, and will cause each Seller Subsidiary and each of its and their Affiliates not to, dispose of or destroy any business records or files related to the Business which do not constitute Assets for the greater of (x) seven years after the Closing Date or (y) any applicable statutory or retention period (including any extension thereof). Prior to disposing of or destroying any such business records or files in accordance with the preceding sentence, Seller will provide not less than 30 days' prior written notice to Buyer, specifying the business records and files proposed to be disposed of or destroyed. If, prior to the scheduled date for such disposal or destruction, Buyer requests in writing that any of the business records or files proposed to be disposed of or destroyed be delivered to Buyer, Seller will arrange promptly for the delivery of the requested business records and files to a location specified by, and at the expense of, Buyer. Buyer agrees that Seller and Seller Subsidiaries and their Affiliates will not be liable for the inadvertent failure to so notify Buyer.

(b)     Receipt of Assets. All assets, amounts and proceeds which are received (whether received in lock boxes, via wire transfer, by check or otherwise) or possessed by Seller, any Seller Subsidiary or any Affiliate of any thereof at or after the Effective Time in respect of the Assets or the Assumed Liabilities will be received or possessed and held in trust for the benefit of Buyer and will be forthwith paid over to Buyer in the form so received or possessed (with any necessary endorsement). Without limiting the generality of the foregoing, Seller will, and will cause each Seller Subsidiary and each of its and their Affiliates to, wire transfer to an account designated by Buyer all payments in respect of Business-Related Accounts Receivable received by Seller, any Seller Subsidiary or any Affiliate of any thereof within three business days after receipt thereof. Effective as of the Effective Time, Seller, on behalf of itself and its Affiliates, hereby grants to Buyer the right and authority to endorse without recourse the name of Seller, any Seller Subsidiary or any Affiliate of any thereof on any check or any other evidences of indebtedness or negotiable instruments received by Buyer on account of any Business-Related Accounts Receivable or other Assets transferred to Buyer hereunder.

(c)     Tax Identification Number. Prior to the Closing Date, Seller will, and will cause each Seller Subsidiary to, furnish to Buyer an affidavit stating, under penalties of perjury, either (i) such Person's United States taxpayer identification number and confirming that such Person is not a foreign person pursuant to Section 1445(b)(2) of the Code, or (ii) the respective Assets sold by them hereunder do not constitute a "United States Real Property Interest" within the meaning of Section 897 of the Code.

(d)     Confidential Information.

(i)     From and after the Closing, Seller will, and will cause each of its Affiliates and its and their Representatives to, (A) maintain in strict confidence any and all information concerning the Business and (B) refrain from using any and all such information for its own benefit or to compete with or otherwise to the detriment of Buyer or its Affiliates or the Business which is related to trailer beams. It is understood that Seller shall not have any liability hereunder with respect to information that (x) is in or, through no fault of Seller or any of its Representatives, comes into the public domain or (y)  Seller is legally required to disclose.

(ii)     In the event that Seller or any of its Affiliates or its or their Representatives are required by Law to disclose any such information, Seller will promptly notify Buyer in writing so that Buyer may seek a protective order and/or other motion to prevent or limit the production or disclosure of such information. If such motion has been denied, then the Person required to disclose such information may disclose only such portion of such information which (A) in the written opinion of Seller's legal counsel is required by Law to be disclosed or (B) Buyer consents in writing to having disclosed. Seller will not, and will not permit any of its Affiliates or its or their Representatives to, oppose any motion for confidentiality brought by Buyer. Seller, its Affiliates and their respective Representatives will continue to be bound by its obligations pursuant to this Section 8.1(d) for any information that is not required to be disclosed, or that has been afforded protective treatment, pursuant to such motion.

Section 8.2.     Public Announcements. No press release or announcement concerning the Transaction will be issued by either party or any of its Affiliates without the prior consent of the other party, except as such release or announcement may be required by law, rule or regulation, in which case the party required to make the release or announcement will allow the other party reasonable time to comment on such release or announcement in advance of such issuance, and which comments will be given reasonable consideration under the circumstances.

Section 8.3.     Access to Information.

(a)     From and after the Closing, Buyer will make or cause to be made available to Seller and its agents and employees all business records and files constituting Assets (other than information which is legally privileged, subject to confidentiality obligations to third parties or the provision of which is prohibited by law) during regular business hours as may be reasonably necessary for (i) preparing tax returns and financial statements and responding to tax audits covering operations and transactions at or prior to the Effective Time, (ii) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action, (iii) preparing reports to stockholders and Governmental Entities or (iv) such other purposes for which access to such documents is reasonably necessary; provided, however, that access to such business records and files will not unnecessarily interfere with or adversely affect the normal operations of Buyer and its subsidiaries and Affiliates and the reasonable out of-pocket expenses of Buyer incurred in connection therewith will be paid by Seller.

(b)     From and after the Closing, Seller will make or cause to be made available to Buyer and its agents and employees all business records and files of Seller, the Seller Subsidiaries and its and their Affiliates related to the Business which do not constitute Assets (other than information which is legally privileged, subject to confidentiality obligations to third parties or the provision of which is prohibited by law) during regular business hours for the same purposes, to the extent applicable, as set forth in Section 8.3(a); provided, however, that access to such business records and files will not unnecessarily interfere with or adversely affect the normal operations of Seller and its Affiliates and the reasonable out of-pocket expenses of Seller and its Affiliates incurred in connection therewith will be paid by Buyer.

Section 8.4.     Further Assurances. From time to time, as and when requested by either party to this Agreement, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such reasonable actions, as such other party may reasonably deem necessary or desirable to consummate the Transaction.

Section 8.5.     Employment.

(a)      Buyer will offer employment in accordance with Buyer's standard hiring procedures and policies, commencing as of the Effective Time or any later mutually agreed time, to each of the employees of Seller and the Seller Subsidiaries at the Morganton Facility that Buyer determines, in its sole discretion, are needed to support the Business; provided, however, that nothing contained in this Section 8.5 is intended to confer upon any Continued Employee any right to continued employment after evaluation by Buyer of its employment needs after the Effective Time or such later mutually agreed time. Seller agrees that it will promptly terminate any employees of Seller and the Seller Subsidiaries employed as of the date hereof and located at the Morganton Facility other than those employees listed on Schedule 8.5(a) (“Continued Employees”) who accept Buyer’s offer of employment. Buyer agrees to pay to Seller at the Closing an aggregate amount equal to $250,000 for Seller to apply to severance amounts payable to employees terminated pursuant to the immediately preceding sentence, it being understood and agreed that Seller shall be responsible for any additional severance costs in excess of $250,000, except as expressly provided herein: (i) Buyer shall be responsible for any severance costs arising from the termination of any Continued Employee who accepts an offer of employment from Buyer; (ii) Buyer shall fully cooperate with Seller in good faith in the assignment of the employment agreements which apply to any Continued Employee and listed in Schedule 8.5(b), and Seller shall be solely responsible for, and shall defend and indemnify Buyer from and against any claim that the assignment of any such employment agreement triggers, the employee’s right to receive 30% of their salary (while employed by Seller) in addition to their compensation from Buyer.

(b)     On the Closing Date, Seller shall notify Buyer of any “employment loss” experienced by any employees of Seller or Seller Subsidiaries within ninety (90) days prior to the Effective Time as defined by the Worker Adjustment and Retraining Notification Act ("WARN Act"). Buyer shall provide any required notice under, and otherwise be responsible for, all obligations relating to the WARN Act with respect to any employees who accept an offer of employment from Buyer on or after the Closing Date. Seller represents that no action by Seller or Seller Subsidiaries resulting in an "employment loss" as defined under the WARN Act in the ninety (90) days prior to the Closing Date have caused any liabilities or obligations under the WARN Act and no such liabilities or obligations under the WARN Act are being transferred to Buyer through this Agreement or through any “employment loss” resulting from any action taken by Seller to terminate any employees who do not receive any offer of employment from Buyer. Buyer will defend and indemnify Seller and its Affiliates from and against any and all Damages arising from the termination of any employee by Buyer within 90 days following the Closing.

Section 8.6.     Morganton Facility.

(a)     On or before the date that is the earlier of (i) 30 days following the Closing Date and (ii) August 12, 2015, Buyer will pay to Seller an amount equal to $1,200,000, which amount will constitute, as applicable, funding for (i) the additional lease payment with respect to an extension of the Lease Agreement pursuant to Section 8.6(c) or Section 8.6(d) or (ii) the purchase price for the Purchase of the Morganton Facility pursuant to Section 8.6(d).

(b)     As soon as practical, Buyer shall commission a building inspection (the "Morganton Building Inspection"), a Phase I environmental study and a Phase II environmental study (the "Morganton Phase II Study") to determine whether there are any material defects or environmental contamination associated with the Morganton Facility. Meritor will use its reasonable efforts to have the Phase II Study completed within 60 days following the Closing Date.

(c)     For 30 days following the later of the completion of the Morganton Building Inspection and Morganton Phase II Study, Seller will have the right, but not the obligation, to, unless Buyer exercises its right under Section 8.6(d) to purchase the Morganton Facility, extend the term of the Lease Agreement by 15 years (bringing the total term to 20 years) for an additional $1,200,000 in lease payment, which additional payment shall have been funded as set forth in Section 8.6(a).

(d)     For 30 days following completion of the later of the Morganton Building Inspection and the Morganton Phase II Study, Buyer will have the right, but not the obligation, to either (i) purchase the Morganton Facility from Seller at a price equal to $3,200,000 (as such price may be adjusted as provided for in Section 8.6(e)) or (ii) extend the term of the Lease Agreement by 15 years (bringing the total term to 20 years) for an additional $1,200,000 in lease payment, which additional payment shall have been funded as set forth in Section 8.6(a).

(e)     If Buyer exercises its right to purchase the Morganton Facility pursuant to Section 8.6(d), (i) Buyer will receive a credit toward the purchase price of the Morganton Facility for the $2,000,000 paid at the Closing by Buyer to Seller pursuant to the Lease Agreement and for the $1,200,000 paid by Buyer to Seller pursuant to Section 8.6(a), and (ii) and the parties will mutually agree upon an adjusted purchase price to reflect the cost of repairing any material defects identified in the Morganton Building Inspection and cost of remediating any Environmental Contamination identified in the Morganton Phase II Study, assuming the most cost-effective approach that is legally feasible (the "Adjusted Price"). Seller will refund to Buyer the amount by which $3,200,000 exceeds the Adjusted Price (if applicable). For purposes hereof, “Environmental Contamination” means environmental contamination that is required to be remediated under any applicable federal, state, or local environmental or safety statute, ordinance, regulation, common law, decree, order or agreement with a Governmental Entity.

(f)     If Buyer exercises its right to purchase the Morganton Facility pursuant to Section 8.6(d), then Seller and Buyer will negotiate in good faith acquisition documents with respect to the Morganton Facility, which acquisition documents shall (i) provide that Buyer shall acquire the Morganton Facility free and clear of all Liens, other than Permitted Liens, (ii) subject to the last sentence of this Section 8.6(f), assign to Buyer any indemnification rights of Seller or any of its Affiliates relating to the Morganton Facility, and (iii) include customary representations, warranties, closing conditions and indemnification provisions, including with respect to pre-closing-related building defects and environmental liabilities, including such provisions that are set forth on Exhibit E hereto. The indemnification rights contemplated to be assigned to Buyer pursuant to this Section 8.6(f) will remain with Seller and Buyer will have no rights thereto if such rights relate to matters covered by the indemnification obligations of Seller hereunder, except to the extent that Seller fails to fulfill such indemnification obligations, including by failing to assume or affirm that it has assumed the defense of such matter, attempting to cancel such indemnification rights, or failing to reasonably cure Buyer’s reasonable grounds for insecurity regarding the provision of such indemnification, in which event such indemnification rights shall be assigned to Buyer.

(g)     The parties understand that a portion of the roof, specifically panels "L" and "M" that were installed in 1994, at the Morganton Facility is damaged and in need of repair (the "Panel L/M Roof Damage"), and the estimated costs of such repair is $335,000. The parties agree that Buyer may, at its option, undertake after the date hereof to hire a contractor to make such repairs and that Seller will reasonably cooperate with Buyer in connection therewith. The parties agree that, within 5 days of Buyer’s entry into a contract with a contractor to make such repairs and pursuant to which contract Buyer has agreed to pay contractor for such repairs, the parties will amend the Subordinated Note to increase the principal amount of the Subordinated Note by the cost of the repairs set forth in such contract up to a maximum amount of $335,000.

Section 8.7.     Insurance.

(a)     Rights in Insurance Policies. Subject to the last sentence of this Section 8.7(a), Buyer will have the right to (i) assert claims (and Seller will use and cause each Seller Subsidiary and each of its and their Affiliates to use reasonable best efforts to assist Buyer in asserting claims) with respect to the Business under insurance policies of Seller and its Affiliates which are "occurrence basis" policies ("Occurrence Basis Policies") arising out of insured incidents occurring from the date coverage thereunder first commenced until the Effective Time to the extent that the terms and conditions of any such Occurrence Basis Policies so allow and (ii) continue to prosecute claims with respect to the Business asserted with the insurance carrier prior to the Closing (and Seller will use and cause each Seller Subsidiary and each of its and their Affiliates to use reasonable best efforts to assist Buyer in connection therewith) under insurance policies of Seller and its Affiliates which are on a "claims made" basis ("Claims Made Policies") arising out of insured incidents occurring from the date coverage thereunder first commenced until the Effective Time to the extent that the terms and conditions of any such Claims Made Policies so allow, provided that Buyer shall reimburse Seller and its Affiliates for all of their reasonable out-of-pocket costs and expenses in connection with the foregoing. All recoveries in respect of such claims shall be for the account of Buyer. Seller will not have the rights contemplated by this Section 8.7(a) if such rights relate to matters covered by the indemnification obligations of Seller hereunder, except to the extent that Seller fails to fulfill such indemnification obligations, including by failing to assume or affirm that it has assumed the defense of such matter, attempting to cancel such historical insurance rights, or failing to reasonably cure Buyer’s reasonable grounds for insecurity regarding the provision of such indemnification, in which event Buyer shall have the rights contemplated by this Section 8.7(a) to the extent required to resolve such failure, provided that Buyer shall exercise good faith efforts to resolve claims within applicable policy coverages (it being understood that Seller shall nevertheless remain responsible for any of its indemnification obligations that exceed such coverages).

(b)     Seller Actions. Seller will not, and will cause each Seller Subsidiary and each of its and their Affiliates not to, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Occurrence Basis Policies or Claims Made Policies under which Buyer has rights to assert claims pursuant to Section 8.7(a) in a manner that would adversely affect any such rights of Buyer. In the event Buyer consents to any such action, Seller will pay to Buyer its equitable share (based on the amount of premiums paid by or allocated to the Business in respect of the applicable policy) of any proceeds received by Seller or any of its Affiliates as a result of such action.

Section 8.8.     Removal of Proprietary Information. Seller will take and  will cause each Seller Subsidiary to take reasonable steps to isolate all third party or Seller’s (or its Affiliates’) proprietary information located at the Morganton Facility that is not related to (i) any trailer axle beam products or (ii) the products and anything related to the product families currently being produced at the Morganton Facility which is related to the Business (including information relating to former customers) in a manner that allows such information to be handled consistent with the terms of any agreement under which it was received (including by destroying or returning such information) or remove such information from the Morganton Facility.

Section 8.9.     Vendor Payments. Seller shall pay on the date hereof to the vendors listed on Schedule 8.9 the amounts listed on Schedule 8.9, and Seller shall provide Buyer with evidence on the Closing Date that such payments have been made (including wire transfer information evidencing receipt of payment by such vendors).

ARTICLE IX

INDEMNIFICATION

Section 9.1.     Indemnification by Seller. Seller and each Seller Subsidiary shall jointly and severally indemnify, defend and hold harmless Buyer and its Affiliates and their respective employees, directors, officers and Representatives (collectively, the "Buyer Group") from and against, and pay or reimburse, as the case may be, the Buyer Group for, any and all Damages, as incurred, suffered by Buyer or any other member of the Buyer Group based upon, arising out of, relating to or caused by:

(a)     any falsity, breach or inaccuracy of any representation or warranty made by Seller, any Seller Subsidiary or any Affiliate of any thereof herein on the date of this Agreement or on the Closing Date;

(b)     any breach or violation of any covenant or agreement of Seller, any Seller Subsidiary or any Affiliate of any thereof contained herein; or

(c)     any Liabilities of Seller, any Seller Subsidiary or any Affiliate of any thereof that do not constitute Assumed Liabilities (including any Liability which is not an Assumed Liability that may become a Liability of Buyer by statute, regulation or common law) or the assertion against any member of the Buyer Group of any such Liability ("Excluded Liabilities"); provided that any Excluded Liability with respect to any Environmental Liability or building defects that is covered by the indemnification provision of Section 9.3 shall be subject to indemnification exclusively pursuant to Section 9.3.

Section 9.2.     Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless Seller and its Affiliates (including the Seller Subsidiaries) and their respective employees, directors, officers and Representatives (collectively, the "Seller Group") from and against, and pay or reimburse, as the case may be, the Seller Group for, any and all Damages, as incurred, suffered by Seller or any other member of the Seller Group based upon, arising out of, relating to or caused by:

(a)     any falsity, breach or inaccuracy of any representation or warranty made by Buyer herein on the date of this Agreement or on the Closing Date;

(b)     any breach or violation of any covenant or agreement of Buyer contained herein;

(c)     the Assumed Liabilities or the assertion against any member of the Seller Group of any Assumed Liability; or

(d)     any Liabilities arising from Buyer’s operation of the Business or the use or possession of the Assets by Buyer after the Closing Date (other than with respect to any Liabilities for which Seller is obligated to indemnify the Buyer Group under this Article IX or under any Ancillary Agreement); provided that any Liability that is covered by the indemnification provision of Section 9.3 shall be subject to indemnification exclusively pursuant to Section 9.3.

Section 9.3.     Environmental/Defect Indemnification.

(a)     Without limiting Seller’s obligations under Section 9.1, Seller and each Seller Subsidiary shall jointly and severally indemnify, defend and hold harmless the Buyer Group from and against, and pay or reimburse, as the case may be, the Buyer Group for, all Damages, as incurred, suffered by Buyer or any other member of the Buyer Group based upon, arising out of, relating to or caused by any Environmental Violations or Seller Hazardous Substances (including any Hazardous Substances identified in the Morganton Phase II Study) or building defects (including building defects identified in the Morganton Building Inspection), in each case occurring or existing on or prior to the date hereof, whether asserted prior to, on or after the date hereof (including such circumstances or conditions that may continue to exist after the date hereof, except to the extent resulting from actions taken by Buyer (other than the leasing of the Morganton Facility under the Lease Agreement or the consummation of the transactions contemplated by this Agreement) after the date hereof. Notwithstanding the foregoing, if Buyer elects to repair the Panel L/M Roof Damage and the Subordinated Note is amended in accordance with Section 8.6(g), the Panel L/M Roof Damage will not be covered by this Section 9.3(a).

(b)     Buyer shall indemnify, defend and hold harmless the Seller Group from and against, and pay or reimburse, as the case may be, the Seller Group for, any and all Damages, as incurred, suffered by Seller or any other member of the Seller Group based upon, arising out of, relating to or caused by any Environmental Violation occurring after the date hereof and during the time period that Buyer is occupying the Morganton Facility as tenant under the Lease Agreement (other than any Environmental Violation by Seller or any of its Subsidiaries or Affiliates and other than with respect to any matters for which Seller is obligated to indemnify the Buyer Group under this Article IX).

(c)     In the case of any alleged Environmental Violations with respect to which Seller is obligated to indemnify the Buyer Group under Section 9.3(a) or any requests from a Governmental Entity with respect to any Seller Hazardous Substances, Seller shall have the obligations (which obligations shall be performed within 45 days after (i) Seller is provided written notice of Seller’s obligation to indemnify Buyer Group under Section 9.3(a) or (ii) requests from any Governmental Entity with respect to such Seller Hazardous Substances unless such time period is extended in Buyer’s reasonable discretion ) to, conduct, direct, manage, implement, and retain exclusive control over any environmental remediation, investigation, or correspondence with any Governmental Entity regarding such environmental matters. In the event Seller does not comply with its obligations in the prior sentence, Buyer shall have the right to conduct, direct, manage, implement, and assume control over any remediation, investigation, or correspondence with any Governmental Entity regarding such environmental matters (and Seller shall reimburse Buyer for all costs and expenses incurred in connection therewith). In any event, Seller and Buyer agree that any investigation, remedial or compliance action shall be taken only if and to the extent required by applicable Law (including any Environmental Law) or Governmental Entity, and then only in the most reasonable, cost-effective method that is legally feasible under the circumstances, and that such action shall not exceed the least stringent requirements of applicable Environmental Laws and as allowed by applicable Governmental Entities.

(d)     In the case of any alleged Environmental Violations with respect to which Buyer is obligated to indemnify the Seller Group under Section 9.3(b) or any requests from a Governmental Entity caused by any such Environmental Violation with respect to which Buyer is obligated to indemnify the Seller Group under Section 9.3(b), Buyer shall have the obligations (which obligations shall be performed within 45 days after (i) Buyer is provided written notice of Buyer’s obligation to indemnify Seller Group under Section 9.3(b) or (ii) requests from any Governmental Entity with respect to such Environmental Violations unless such time period is extended in Seller’s reasonable discretion ) to, conduct, direct, manage, implement, and retain exclusive control over any environmental remediation, investigation, or correspondence with any Governmental Entity regarding such environmental matters. In the event Buyer does not comply with its obligations in the prior sentence, Seller shall have the right to conduct, direct, manage, implement, and assume control over any remediation, investigation, or correspondence with any Governmental Entity regarding such environmental matters (and Buyer shall reimburse Seller for all costs and expenses incurred in connection therewith). In any event, Seller and Buyer agree that any investigation, remedial or compliance action shall be taken only if and to the extent required by applicable Law (including Environmental Law) or Governmental Entity, and then only in the most reasonable, cost-effective method that is legally feasible under the circumstances, and that such action shall not exceed the least stringent requirements of applicable Environmental Laws and as allowed by applicable Governmental Entities.

Section 9.4.     Survival of Representations and Warranties. The respective representations and warranties of each of Seller and Buyer contained in this Agreement (other than Seller's representations and warranties with respect to organization contained in Section 6.1, authority contained in Section 6.2, no conflicts contained in Section 6.3(i), Taxes contained in Section 6.4, proprietary rights contained in Section 6.5, title contained in Section 6.6(a) and (b), environmental matters contained in Section 6.8, employee matters contained in Section 6.11 and brokers contained in Section 6.16 and Buyer’s representations and warranties with respect to authority contained in Section 7.2 and brokers contained in Section 7.5) will survive the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the Closing Date and will continue in full force and effect until two years after the Closing Date and then terminate and expire with respect to any theretofore unasserted claims arising out of or otherwise in respect of any falsity, breach or inaccuracy of such representations and warranties. Seller's representations and warranties with respect to Taxes contained in Section 6.4, proprietary rights contained in Section 6.5, environmental matters contained in Section 6.8 and employee matters contained in Section 6.11 will survive the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the Closing Date until all applicable statutes of limitation (including any extensions thereof) have expired and then expire with respect to any theretofore unasserted claims arising out of or otherwise in respect of any falsity, breach or inaccuracy of such representations and warranties. Seller's representations and warranties with respect to organization contained in Section 6.1, authority contained in Section 6.2, no conflicts contained in Section 6.3(i), title contained in Section 6.6(a) and (b) and brokers contained in Section 6.16 and Buyer’s representations and warranties with respect to authority contained in Section 7.2 and brokers contained in Section 7.5 will survive the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the Closing Date without time limitation. The obligations of each party to indemnify, defend and hold harmless Indemnitees pursuant to Section 9.1(a) and 9.2(a) shall terminate when the applicable representation or warranty expires pursuant to this Section 9.4; provided, however, that such obligations to indemnify, defend and hold harmless shall not terminate with respect to any individual item as to which the Indemnitee shall have, before the expiration of the applicable period, made a claim by delivering notice (stating in reasonable detail the basis of such claim) to the indemnifying Party.

Section 9.5.     Deductible. No monetary amount shall be payable by Seller or Buyer to any member of the Buyer Group or Seller Group, respectively, with respect to the indemnification of any claims pursuant to Section 9.1(a), 9.1(b), 9.2(a) or 9.2(b) as the case may be (other than with respect to Seller's representations and warranties with respect to organization contained in Section 6.1, authority contained in Section 6.2, no conflicts contained in Section 6.3(i), Taxes contained in Section 6.4, title contained in Section 6.6(a) and (b) and brokers contained in Section 6.16 and Buyer’s representations and warranties with respect to authority contained in Section 7.2 and brokers contained in Section 7.5) until the aggregate amount of Damages actually incurred by the Buyer Group or the Seller Group, as the case may be, with respect to such claims exceeds $100,000 in the aggregate (the "Deductible"), in which event Seller or Buyer, as the case may be, shall be responsible only for the amount in excess of the Deductible. Claims made pursuant to the representations and warranties contained in or made pursuant to Sections 6.1, 6.2, 6.3(i), 6.4, 6.6(a), 6.6(b), 6.16, 7.2 and 7.5 will not be subject to the Deductible.

Section 9.6.     Cap. No monetary amount shall be payable by Seller or Buyer to any member of the Buyer Group or Seller Group, respectively, with respect to the indemnification of any claims pursuant to Section 9.1(a) or 9.2(a) (other than with respect to Seller's representations and warranties with respect to organization contained in Section 6.1, authority contained in Section 6.2, no conflicts contained in Section 6.3(i), Taxes contained in Section 6.4, proprietary rights contained in Section 6.5, title contained in Section 6.6(a) and (b), environmental matters contained in Section 6.8, employee matters contained in Section 6.11 and brokers contained in Section 6.16 and Buyer’s representations and warranties with respect to authority contained in Section 7.2 and brokers contained in Section 7.5), if the aggregate amount of Damages already paid by Seller or Buyer to members of the Buyer Group or Seller Group, respectively, pursuant to such indemnification obligations exceeds $5,000,000 (the “Cap”). Claims made pursuant to the representations and warranties contained in or made pursuant to Sections 6.1, 6.2, 6.3(i), 6.4, 6.5, 6.6(a), 6.6(b), 6.8, 6.11, 6.16, 7.2 and 7.5 will not be subject to the Cap.

Section 9.7.     Ancillary Agreements. Nothing in this Article IX is intended to limit the indemnity rights and obligations of the Parties and their Affiliates under the Ancillary Agreements.

Section 9.8.     Effect on Final Purchase Price. Any indemnity payment made pursuant to this Agreement will be treated as an adjustment to the Purchase Price (and shall be allocated to the Purchase Price of the particular Assets to which it relates) for Tax purposes unless a determination (as defined in Section 1313 of the Code) or similar event under applicable Tax law, rule or regulation with respect to the Indemnitee causes such payment not to constitute an adjustment to the Purchase Price for United States federal income Tax purposes or foreign Tax purposes, as the case may be.

ARTICLE X

GENERAL PROVISIONS

Section 10.1.     Assignment. Neither party to this Agreement will convey, assign or otherwise transfer any of its rights or obligations under any Transaction Document without the prior written consent of the other party, except that Buyer may (without obtaining any consent) assign its rights, interests and/or obligations under any Transaction Document, in whole or in part, to any successor to all or any portion of its business or to any Affiliate of Buyer. Any conveyance, assignment or transfer requiring the prior written consent of the other party which is made without such consent will be void ab initio. No assignment of this Agreement will relieve the assigning party of its obligations hereunder.

Section 10.2.     Parties in Interest. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement, except that members of the Buyer Group and the Seller Group will be entitled to the rights to indemnification provided to the Buyer Group and the Seller Group, respectively, hereunder.

Section 10.3.     Amendment. This Agreement may not be amended, modified or supplemented except by a written agreement executed by Buyer and Seller.

Section 10.4.     Waiver; Remedies. No failure or delay on the part of either Buyer or Seller in exercising any right, power or privilege under any Transaction Document will operate as a waiver thereof, nor will any waiver on the part of either Buyer or Seller of any right, power or privilege under any Transaction Document operate as a waiver of any other right, power or privilege under any Transaction Document, nor will any single or partial exercise of any right, power or privilege thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege under any Transaction Document. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.

Section 10.5.     Fees and Expenses. Except as otherwise provided in this Agreement, each of Seller and Buyer agrees to pay, without right of reimbursement from the other, all of their respective costs and expenses incurred by it (and, in the case of Seller, all costs and expenses incurred by the Seller Subsidiaries and its and their Affiliates) incident to the performance of their respective obligations hereunder, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective parties in connection with the Transaction, whether or not the Transaction is consummated; provided that this Section 10.6 shall not limit any Person's right to recover any Damages for breach of this Agreement or any other Transaction Document.

Section 10.6.     Notices. All notices, requests, claims, demands and other communications required or permitted to be given under any Transaction Document will be in writing and will be delivered by hand, e-mailed or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and will be deemed given when so delivered by hand, when e-mail confirmation is received if delivered by e-mail, or three business days after being so mailed (one business day in the case of express mail or overnight courier service). All such notices, requests, claims, demands and other communications will be addressed as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice in accordance with this Section 10.6:

(a)     If to Buyer:

Meritor Heavy Vehicle Systems, LLC
2135 West Maple Road
Troy, MI 48084

Attention:     Matthew Donley
E-mail:     Matthew.Donley@Meritor.com

with a copy to:

Meritor Heavy Vehicle Systems, LLC
2135 West Maple Road
Troy, MI 48084

Attention:     Office of the General Counsel
E-mail:     Mark.Schaitkin2@Meritor.com

and

Chadbourne & Parke LLP
1301 Avenue of the Americas
New York, New York 10018

Attention:     Marc A. Alpert, Esq.
E-mail:     malpert@chadbourne.com

(b)     If to Seller:

Sypris Solutions, Inc.
101 Bullitt Lane, Suite 450
Louisville, KY 40222

Attention:     Jeffrey T. Gill, President and CEO
E-mail:     jeff.gill@sypris.com

with a copy to:

Sypris Solutions, Inc.
101 Bullitt Lane, Suite 450
Louisville, KY 40222

Attention:     John R. McGeeney, General Counsel
E-mail:     jmcgeeney@sypris.com

Section 10.7.     Waiver of Compliance With Bulk Transfer Laws. Buyer hereby waives compliance by Seller and the Seller Subsidiaries with the provisions of any bulk transfer laws which may be applicable to the transactions contemplated by this Agreement. Seller and the Seller Subsidiaries shall jointly and severally indemnify, defend and hold harmless the Buyer Group from and against, and pay or reimburse, as the case may be, the Buyer Group for, any and all Damages, as incurred, suffered by any member of the Buyer Group based upon, arising out of or otherwise in any way relating to or in respect of such noncompliance.

Section 10.8.     Captions; Currency. The article and section captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered articles and sections are to articles and sections of this Agreement and all references herein to schedules and exhibits are to schedules and exhibits to this Agreement. Unless otherwise specified, all references contained in any Transaction Document, in any exhibit or schedule referred to therein or in any instrument or document delivered pursuant thereto to dollars or "$" shall mean United States Dollars.

Section 10.9.     Entire Agreement. This Agreement and the other Transaction Documents collectively constitute the entire agreement between the parties with respect to the subject matter hereof and this Agreement and the other Transaction Documents supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, relating thereto.

Section 10.10.     Severability. If any provision of any Transaction Document or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions thereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

Section 10.11.     Consent to Jurisdiction. Each of Seller and Buyer irrevocably submits to the exclusive jurisdiction of the state courts situated in Oakland County, Michigan and federal courts situated in Wayne County, Michigan for the purposes of any Action arising out of the Transaction, this Agreement or any other Transaction Document, any provision hereof or thereof or the breach, performance, enforcement, validity or invalidity hereof or thereof (and agrees not to commence any Action relating thereto except in such courts). Each of Seller and Buyer further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. first class mail to such party's respective address set forth in Section 10.6 shall be effective service of process for any Action in Michigan with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of Seller and Buyer irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of the Transaction, this Agreement or any other Transaction Document, any provision hereof or thereof or the breach, performance, enforcement, validity or invalidity hereof or thereof in the state courts situated in Oakland County, Michigan and federal courts situated in Wayne County, Michigan, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in Law or in equity.

Section 10.12.     Exhibits and Schedules. All exhibits and schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in any other Transaction Document or in the schedules hereto or thereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

Section 10.13.     Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Michigan applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

Section 10.14.     Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

Section 10.15.     Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of any Transaction Document, the party or parties who are or are to be thereby aggrieved will have the right of specific performance and injunctive relief giving effect to its or their rights under such Transaction Document, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies will be cumulative. The parties agree that any such breach or threatened breach would cause irreparable injury, that the remedies at law for any such breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

Section 10.16.     Performance by the Seller Subsidiaries. Seller will cause to be performed and hereby guaranties the performance of all actions, agreements and obligations set forth herein to be performed by each Seller Subsidiary and each of its and their Affiliates.

Section 10.17.     Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation" and (iv) the word "or" shall not be exclusive.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties on the date first hereinabove written.

MERITOR HEAVY VEHICLE SYSTEMS, LLC

By:	/s/ Robert H. Speed
Name:	Robert H. Speed
Title:	Authorized Signer

SYPRIS SOLUTIONS, INC.

By:	/s/ John R. McGeeney
Name:	John R. McGeeney
Title:	Vice President, General Counsel and Secretary

EXHIBIT A

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

"Access Agreement" means the Access Agreement dated as of the Closing Date by and between Seller and Buyer, substantially in the form attached hereto as Exhibit B-1.

"Accommodation Agreement" means the Accommodation Agreement dated as of the Closing Date by and between Seller and Buyer, substantially in the form attached hereto as Exhibit B-2.

"Action" means any legal, administrative, governmental or regulatory proceeding or other action, suit, proceeding, claim, arbitration, mediation, alternative dispute resolution procedure, inquiry or investigation by or before any arbitrator, mediator, court or other Governmental Entity.

"Adjustment Amount" shall have the meaning set forth in Section 4.1(d)(ii).

"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the immediately preceding sentence, the term "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

"Agreement" means this Asset Purchase Agreement, as the same may be amended, modified or supplemented from time to time in accordance with its terms.

"A&R Commodities Supply Agreement" means the Amended and Restated Commodities Supply Agreement Buyer and Sypris Technologies Kenton, Inc. dated as of the date hereof, in a form mutually agreed to by Buyer and Seller, that amends and restates the existing 2015 Amendment to Commodities Supply Agreement dated as of November 4, 2014 between Sypris Technologies Kenton, Inc. and Buyer.

"Ancillary Agreements" means, collectively, the Access Agreement, the Accommodation Agreement, the Lease Agreement, the Transition Agreement, the Termination Agreement and the A&R Commodities Supply Agreement.

"Appraisal Report" means the Machinery and Equipment Report of Great American Group dated January 2015 and effective as of December 17, 2014.

"Arbitrator" shall have the meaning set forth in Section 4.1(c)(iii).

"Assets" shall have the meaning set forth in Section 2.1.

"Assumed Liabilities" shall have the meaning set forth in Section 3.1.

"Business" means the business engaged in by Seller and the Seller Subsidiaries (and their respective predecessors) on or immediately prior to the Closing Date at the Morganton Facility, provided, however, that the Business shall not include the Excluded Business (it being understood that Assets are intended to exclude assets related to the Excluded Business but only if such assets are exclusively related to the Excluded Business).

"Business Contracts" shall have the meaning set forth in Section 2.1(g).

"Business Intellectual Property" shall have the meaning set forth in Section 2.1(c).

"Business-Related Accounts Receivable" shall have the meaning set forth in Section 2.1(e).

"Business-Related Inventory" shall have the meaning set forth in Section 2.1(d).

"Buyer" shall have the meaning set forth in the preamble to this Agreement.

"Buyer Group" shall have the meaning set forth in Section 9.1.

"Cap" shall have the meaning set forth in Section 9.6.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended to the date hereof.

"Claims Made Policies" shall have the meaning set forth in Section 8.7(a).

"Closing" shall have the meaning set forth in Section 5.1.

"Closing Date" shall have the meaning set forth in Section 5.1.

"Closing Statement" shall have the meaning set forth in Section 4.1(c)(i).

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Consents" means consents, waivers, approvals, requirements, allowances, novations, authorizations, declarations, filings, registrations and notifications.

"Continued Employees" means those employees of Seller and the Seller Subsidiaries to whom Buyer offers employment pursuant to Section 8.5, who accept such an offer of employment by Buyer and who actually commence such employment with Buyer.

"Contracts" means, with respect to any Person, all agreements, contracts, obligations, purchase orders, commitments and arrangements (whether written or oral and whether express or implied) (a) to which such Person is a party, (b) under which such Person has any rights, (c) under which such Person has any Liability or (d) by which such Person, or any of the assets or properties owned or used by such Person, is bound, including, in each case, all amendments, modifications and supplements thereto.

"Damages" means any and all losses, Liabilities, claims, damages, deficiencies, diminutions in value, fines, payments, Taxes, Liens, costs and expenses, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and, whenever or however arising and whether or not resulting from Third Party Claims (including the costs and expenses of investigation and defense of any claim, whether or not such claim is deemed to be without merit; the costs and expenses of any and all Actions or other legal matters; all amounts paid in connection with any demands, assessments, judgments, settlements and compromises relating thereto; interest and penalties with respect thereto; and costs and expenses, including attorneys', accountants' and other experts' fees and expenses, incurred in investigating, preparing for or defending against any such Actions or other legal matters or in asserting, preserving or enforcing an Indemnitee's rights hereunder).

"Decrease Amount" shall have the meaning set forth in Section 4.1(d)(i)(B).

"Deductible" shall have the meaning set forth in Section 9.5.

"Delivery Date" shall have the meaning set forth in Section 4.1(c)(i).

"Effective Time" shall have the meaning set forth in Section 5.1.

"Environmental Laws" means any and all applicable Laws and Permits issued, promulgated or entered into by any Governmental Entity relating to the environment or the protection or preservation of human health or safety, including the health and safety of employees, the preservation or reclamation of natural resources, or the treatment, storage, disposal, management, Release or threatened Release of Hazardous Materials, in each case as in effect on the date hereof and as may be issued, promulgated, entered into or amended from time to time.

"Environmental Liabilities" means any and all Damages that are incurred as a result of the presence, Release or threatened Release of Hazardous Materials or a violation of Environmental Laws, including:

(i)     Damages for personal injury, or injury to property or natural resources occurring upon, off of, or arising from any of the real properties used at any time in the Business, including lost profits, consequential damages (including from business interruptions and from diminution in the value of any property), the cost of demolition and rebuilding of any improvements (including landscaping on real property), interest and penalties;

(ii)     fees incurred for the services of attorneys, consultants, contractors, experts, laboratories and all other costs incurred in connection with the investigation or remediation of Hazardous Materials or violation of Environmental Laws or the enforcement of any rights or remedies under Environmental Laws; and

(iii)     Liability to any third person or Governmental Entity.

"Environmental Violation" shall mean (i) any violation of any Environmental Law or (ii) any action, inaction or activity which is likely to result in any liability to any Federal, state or local government or any other Person for the costs of any investigation, removal or remedial action or natural resources damage or for bodily injury or property damage.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" means any Person, trade or business which, together with Seller or any Seller Subsidiary, is or was treated as a single-employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

"ERISA Event" means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan, (b) the application for a minimum funding waiver with respect to any Plan; (c) the existence of an accumulated funding deficiency with respect to any Plan; (d) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (e) the cessation of operations at a facility of Seller, any Seller Subsidiary or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (f) the withdrawal by Seller, any Seller Subsidiary or any ERISA Affiliate from a multiple employer plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (g) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (h) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (i) the institution by the Pension Benefit Guaranty Corporation of proceedings to terminate any Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

"Estimated Closing Statement" shall have the meaning set forth in Section 4.1(b).

"Excluded Assets" shall have the meaning set forth in Section 2.1(a).

"Excluded Business" means manufacturing of axle shafts and activities related thereto (including Mack/Volvo flanges and hubs), and the manufacturing of products for Dana Corporation (or its applicable Affiliate).

"Excluded Liabilities" shall have the meaning set forth in Section 9.1(c).

"Final Closing Statement" shall have the meaning set forth in Section 4.1(c)(ii).

"GAAP" means United States generally accepted accounting principles as in effect on the date of this Agreement.

"Gill" means Gill Family Capital Management.

"Governmental Entity" means, in any jurisdiction, any (i) federal, state, local, foreign or international government, (ii) court, arbitral or other tribunal, (iii) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity) or (iv) agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

"Hazardous Materials" means those materials, substances or wastes that are regulated by, or form the basis of liability under, any Environmental Law, including PCBs, pollutants, solid wastes, explosive, radioactive or regulated materials or substances, hazardous or toxic materials, substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous substances pursuant to Section 101(14) of CERCLA.

"Increase Amount" shall have the meaning set forth in Section 4.1(d)(i)(A).

"Indemnitee" means any member of the Buyer Group or the Seller Group who or which may seek indemnification under this Agreement.

"IRS" means the Internal Revenue Service.

"knowledge", with respect to Seller, means the knowledge of any officer of Seller or any Seller Subsidiary or of Rosa Crawford; Joel Gaudin; Paul Ingle; Jonny McElrath; Travis Monk; Jennifer Nicholes; John Rhyne; Ray Robinson; Mike Shows; or Steve Straub (i) if any such Person is actually aware of such fact or other matter or (ii) if any such Person could be expected to discover or otherwise become aware of such fact or other matter after due inquiry concerning the existence of such fact or other matter (including review of applicable files relating to such fact or other matter).

"Laws" means all laws, statutes, constitutions, treaties, rules, regulations, policies, standards, directives, ordinances, codes, judgments, rulings, orders, writs, decrees, stipulations, injunctions and determinations of all Governmental Entities.

"Lease Agreement" means the Lease Agreement dated as of the Closing Date by and between Seller (as a guarantor), Sypris Technologies, Inc. (as landlord) and Buyer (as tenant), substantially in the form attached hereto as Exhibit C.

"Liabilities" means any and all claims, debts, liabilities, obligations and commitments of whatever nature, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whenever or however arising (including those arising out of any Contract or tort, whether based on negligence, strict liability or otherwise) and whether or not the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.

"Lien" means any charge, claim, equitable interest, lien, encumbrance, option, proxy, pledge, security interest, mortgage, right of first refusal, right of first offer, retention of title agreement, defect of title or restriction of any kind or nature, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Material Adverse Effect" means any circumstance, condition, event, occurrence, change, effect or development that, individually or in the aggregate, is materially adverse to (a) the business, condition (financial or otherwise), operations, results of operations, assets or liabilities of the Business or the Assets or (b) the ability of Seller, the Seller Subsidiaries and its and their Affiliates to consummate the Transaction.

"Material Facility Services Contracts" shall have the meaning set forth in Section 6.6(e).

"Morganton Building Inspection" shall have the meaning set forth in Section 8.6(b).

"Morganton Facility" means the Leased Premises (as defined in the Lease Agreement).

"Morganton Phase II Study" shall have the meaning set forth in Section 8.6(b).

"Notice of Disagreement" shall have the meaning set forth in Section 4.1(c)(ii).

"Occurrence Basis Policies" shall have the meaning set forth in Section 8.7(a).

"Other Intellectual Property" means all (a) trade secrets and confidential business and technical information (including ideas, research and development, know-how, formulas, technology, compositions, manufacturing and production processes and techniques, technical data, engineering, production and other designs, plans, drawings, engineering notebooks, industrial models, software specifications, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information); (b) works of authorship and all copyrights thereto; (c) copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media); and (d) other proprietary, intellectual property and other rights.

"Panel L/M Roof Damage" shall have the meaning set forth in Section 8.6(g).

"Patents" means patents, patent applications and invention disclosures.

"Permits" means all Consents, licenses, permits, certificates, variances, exemptions, franchises and other approvals issued, granted, given, required or otherwise made available by any Governmental Entity.

"Permitted Liens" means Liens for (a) Taxes, assessments and other governmental charges, if such Taxes, assessments or charges shall not be due and payable; and (b) inchoate workmen's, repairmen's or other similar Liens arising or incurred in the ordinary course of business consistent with past practices in respect of obligations which are not overdue, minor title defects and recorded easements, which workmen's, repairmen's or other similar Liens, minor title defects and recorded easements do not, individually or in the aggregate, impair the continued use, occupancy, value or marketability of title of the property to which they relate or the Business, assuming that the property is used on substantially the same basis as such property is currently being used in the Business.

"Person" means any individual, firm, partnership, joint venture, trust, corporation, limited liability entity, unincorporated organization, estate or other entity (including a Governmental Entity).

"Plans" shall have the meaning set forth in Section 6.11(b).

"PNC" means PNC Bank, National Association.

"Purchase Price" shall have the meaning set forth in Section 4.1(a).

"Release" shall have the meaning set forth in Section 101(22) of CERCLA.

"Representatives" means, with respect to any Person, such Person's Affiliates, directors, officers, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors.

"Seller" shall have the meaning set forth in the preamble to this Agreement.

"Seller Affiliated Group" shall have the meaning set forth in Section 6.4(a).

"Seller Group" shall have the meaning set forth in Section 9.2.

"Seller Hazardous Substances" shall mean any Hazardous Materials that were present in, on, under, or from the Morganton Facility on or prior to the date hereof (including any Hazardous Materials that would reasonably be expected to result from the degradation of such Hazardous Materials, whether such Hazardous Materials reasonably expected to result from the degradation of such Hazardous Materials were present on, prior to or after the date hereof).

"Seller Subsidiaries" means Sypris Technologies, Inc., a Delaware corporation, and Sypris Technologies Kenton, Inc., a Delaware corporation.

"Sisamex" means Sistemas Automotrices de Mexico, S.A. de C.V.

"Subordinated Note" means the Promissory Note dated July 2, 2015 by Seller and certain other entities in favor of Buyer.

"Tax Returns" shall have the meaning set forth in Section 6.4(a).

"Taxes" means (a) all taxes, charges, duties, fees, levies or other assessments, including income, excise, property, sales, use, gross receipts, recording, insurance, value added, profits, license, withholding, payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any Governmental Entity, and including any interest, penalties and additions attributable thereto; (b) any Liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor Liability or by operation of Law; and (c) any Liability for the payment of any amounts as a result of being a party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clauses (a) and (b).

"Termination Agreement" means the Termination Agreement between Buyer and Sypris Technologies Kenton, Inc. dated as of the date hereof, in a form mutually agreed to by Buyer and Seller, that terminates the Core Products and Housings Supply Agreement dated as of May 3, 2004.

"Transaction" means the transactions contemplated by the Transaction Documents.

"Transaction Documents" means this Agreement, the Ancillary Agreements and all other instruments, certificates and documents delivered or required to be delivered by Buyer, Seller, any Seller Subsidiary or any Affiliate of any thereof pursuant to this Agreement.

"Transition Agreement" means the Transition Agreement dated as of the Closing Date by and between Seller, Sypris Technologies, Inc. and Buyer, substantially in the form attached hereto as Exhibit D.

"USM" means U.S. Manufacturing Corporation.

"USM Purchase Orders" shall have the meaning set forth in Section 2.1(f).

"WARN Act" shall have the meaning set forth in Section 8.5(b).